Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Energy Partners, Ltd.

We consent to the incorporation by reference in the registration statements (No. 333-133931 and 333-124846 ) on Form S-8 and (No. 333-91214 and No. 333-117419) on Form S-3 of Energy Partners, Ltd. of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Energy Partners, Ltd. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appears in the December 31, 2006 annual report on Form 10-K of Energy Partners, Ltd.

Our report for the year ended December 31, 2006 refers to a change in the method of accounting for share-based payments.

New Orleans, Louisiana

February 28, 2007